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                                                                    EXHIBIT 3.02

                          HOLLINGER INTERNATIONAL INC.

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                          CERTIFICATE OF DESIGNATIONS
             Pursuant to Section 151 of the General Corporation Law
                            of the State of Delaware

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                       SERIES 2 NONVOTING PREFERRED STOCK

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     HOLLINGER INTERNATIONAL INC., a Delaware corporation (the "Corporation"), certifies that, pursuant to the authority contained in Article 4 of its Restated Certificate of Incorporation, as amended, and in accordance with the provisions of Section 151 of the General Corporation Law of the State of Delaware, its Board of Directors has adopted the following resolution creating a series of its Preferred Stock, par value U.S. $.01 per share, designated as Series 2 Nonvoting Preferred Stock:

     RESOLVED, that a series of the class of authorized Preferred Stock, par value U.S. $.01 per share, of the Corporation is hereby created, and that the designation and amount thereof and the voting powers, preferences and relative, participating, optional and other special rights of the shares of such series, and the qualifications, limitations or restrictions thereof, are as follows:

     SECTION 1. Designation and Amount. The shares of such series shall be designated as "Series 2 Nonvoting Preferred Stock", and the number of whole shares constituting such series shall be 149,658.

     SECTION 2. Dividends.

     (a) The holders of shares of Series 2 Nonvoting Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors of the Corporation, cash dividends, out of funds legally available for the purpose, in the respective amounts determined in accordance with the provisions of this
Section 2 (each such day set by the Board of Directors for the payment of cash dividends to the holders of shares of Series 2 Nonvoting Preferred Stock being herein called a "Dividend Payment Date"), accruing from the date on which shares of Series 2 Nonvoting Preferred Stock are first issued ("Issue Date").

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     (b) The dividend payable upon the shares of Series 2 Nonvoting Preferred
Stock on a particular Dividend Payment Date shall be an amount per share of Series 2 Nonvoting Preferred Stock equal to (i) the aggregate amount (if any) of (A) the First Tranche Dividends (as herein defined) and (B) the Second Tranche Dividends (as herein defined) divided by (ii) 149,658 (being the number of authorized and initially issued shares of Series 2 Nonvoting Preferred Stock).

     (c) Dividends upon shares of Series 2 Nonvoting Preferred Stock shall be payable to the holders of record as they appear on the stock register of the Corporation on a record date fixed with respect to each Dividend Payment Date by the Board of Directors of the Corporation, which shall in each case be a date not more than 60 days preceding such Dividend Payment Date.

     (d) Such dividends upon the shares of Series 2 Nonvoting Preferred Stock shall be cumulative and will accrue, whether or not there are funds legally available for the payment of such dividends and whether or not such dividends are declared, from the previous Dividend Payment Date or the Issue Date if prior to the first Dividend Payment Date. Accumulated unpaid dividends shall not bear interest. Dividends will cease to accrue in respect of shares of Series 2 Nonvoting Preferred Stock on the earlier of the date fixed for redemption or mandatory exchange ("Mandatory Exchange") pursuant to the Exchange Agreement (as herein defined).

     (e) The shares of Series 2 Nonvoting Preferred Stock will rank junior, both as to payment of dividends and distribution of assets upon liquidation, to the outstanding shares of Series A Preferred Stock, Series B Convertible Preferred Stock (as each is herein defined) and any future series of preferred stock ranking senior to the Series 2 Nonvoting Preferred Stock as to the payment of dividends or the distribution of assets upon liquidation ("Senior Stock"), and will rank on a parity, both as to payment of dividends and distribution of assets upon liquidation, with the Common Stock and the Series 1 Nonvoting Preferred Stock (as each is herein defined) and with any future preferred stock issued by the Corporation that by its terms ranks on a parity with the Series 2 Nonvoting Preferred Stock ("Parity Stock").

     (f) As long as any shares of Series 2 Nonvoting Preferred Stock are outstanding, no dividends for any dividend period (other than dividends payable in shares of, or warrants, rights or options exercisable for or convertible into shares of, or any other capital stock of the Corporation ranking junior to the Series 2 Nonvoting Preferred Stock and the Parity Stock as to the payment of dividends and the distribution of assets upon liquidation ("Junior Stock") and cash in lieu of fractional shares of such Junior Stock in connection with any such dividend) will be paid in cash or otherwise, nor will any other distribution be made (other than a distribution payable in Junior Stock and cash in lieu of fractional shares of such Junior Stock in connection with any such distribution), on any Junior Stock unless (i) full dividends on the Series 2 Nonvoting Preferred Stock and any Parity Stock have been paid, or declared and set aside for payment, for all dividend periods terminating on or prior to the date of such Junior Stock dividend or distribution payment to the extent such dividends are cumulative; (ii) dividends in full, in the case of a dividend

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payment with respect to Junior Stock, for any Series 2 Nonvoting Preferred
Stock and Parity Stock dividend periods commencing on or prior to the date of such Junior Stock dividend payment or, in the case of any other distribution with respect to Junior Stock, for the current Series 2 Nonvoting Preferred Stock and Parity Stock dividend periods, have been paid, or declared and set aside for payment, on all Series 2 Nonvoting Preferred Stock and Parity Stock to the extent such dividends are cumulative; (iii) the Corporation has paid or set aside all amounts, if any, then or theretofore required to be paid or set aside for all purchase, retirement, and sinking funds, if any, for the Series 2 Nonvoting Preferred Stock and any Parity Stock; and (iv) the Corporation is not in default on any of its obligations to redeem the Series 2 Nonvoting Preferred Stock or any Parity Stock.

     In addition, as long as any shares of Series 2 Nonvoting Preferred Stock are outstanding, no shares of Junior Stock may be purchased, redeemed, or otherwise acquired by the Corporation or any of its subsidiaries (except in connection with the reclassification or exchange of any Junior Stock through the issuance of other Junior Stock (and cash in lieu of fractional shares of such Junior Stock in connection therewith) or the purchase, redemption, or other acquisition of any Junior Stock with any Junior Stock (and cash in lieu of fractional shares of such Junior Stock in connection therewith) nor may any funds be set aside or made available for any sinking fund for the purchase or redemption of any Junior Stock unless: (i) full dividends on the Series 2 Nonvoting Preferred Stock and any Parity Stock have been paid, or declared and set aside for payment, for all dividend periods terminating on or prior to the date of such purchase, redemption or acquisition to the extent such dividends are cumulative; (ii) the Corporation has paid or set aside all amounts, if any, then or theretofore required to be paid or set aside for all purchase, retirement, and sinking funds, if any, for the Series 2 Nonvoting Preferred Stock and any Parity Stock; and (iii) the Corporation is not in default on any of its obligations to redeem the Series 2 Nonvoting Preferred Stock or any Parity Stock.

     Subject to the provisions described above, such dividends or other distributions (payable in cash, property or Junior Stock) as may be determined by the Board of Directors may be declared and paid on the shares of any Junior Stock from time to time and Junior Stock may be purchased, redeemed or otherwise acquired by the Corporation or any of its subsidiaries from time to time. In the event of the declaration and payment of any such dividends or other distributions, the holders of such Junior Stock will be entitled, to the exclusion of holders of the Series 2 Nonvoting Preferred Stock and any Parity Stock, to share therein according to their respective interests.

     (g) As long as any shares of Series 2 Nonvoting Preferred Stock are outstanding, dividends for any dividend period or other distributions may not be paid on any Parity Stock (other than dividends or other distributions payable in Junior Stock and cash in lieu of fractional shares of such Junior Stock in connection therewith), unless either: (i)(A) full dividends on the Series 2 Nonvoting Preferred Stock and any Parity Stock have been paid, or declared and set aside for payment, for all dividend periods terminating on or prior to the date of such Parity Stock

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dividend or distribution payment to the extent such dividends are cumulative;
(B) full dividends, in the case of a dividend payment with respect to Parity Stock, for any Series 2 Nonvoting Preferred Stock and any Parity Stock dividend periods commencing on or prior to the date of such Parity Stock dividend payment or, in the case of any other distribution with respect to Parity Stock, for the current Series 2 Nonvoting Preferred Stock and Parity Stock dividend periods, have been paid, or declared and set aside for payment, on all Series 2 Nonvoting Preferred Stock and any Parity Stock to the extent such dividends are cumulative; (C) the Corporation has paid or set aside all amounts, if any, then or theretofore required to be paid or set aside for all purchase, retirement, and sinking funds, if any, for the Series 2 Nonvoting Preferred Stock and any Parity Stock; and (D) the Corporation is not in default on any of its obligations to redeem the Series 2 Nonvoting Preferred Stock and any Parity Stock; or (ii) any such dividends are declared and paid pro rata so that the amounts of any dividends declared and paid per share of Series 2 Nonvoting Preferred Stock and each share of such Parity Stock will in all cases bear to each other the same ratio that accrued and unpaid dividends (including any accumulation with respect to unpaid dividends for prior dividend periods, if such dividends are cumulative) per share of Series 2 Nonvoting Preferred Stock and such shares of Parity Stock bear to each other.

     In addition, as long as any shares of Series 2 Nonvoting Preferred Stock are outstanding, the Corporation may not purchase, redeem or otherwise acquire any Parity Stock other than pursuant to the terms of the Exchange Agreement (except with any Junior Stock and cash in lieu of fractional shares of such Junior Stock in connection therewith) unless: (i) full dividends on the Series 2 Nonvoting Preferred Stock and any Parity Stock have been paid, or declared and set aside for payment, for all dividend periods terminating on or prior to the date of such Parity Stock purchase, redemption or other acquisition payment to the extent such dividends are cumulative; (ii) the Corporation has paid or set aside all amounts, if any, then or theretofore required to be paid or set aside for all purchase, retirement, and sinking funds, if any, for the Series 2 Nonvoting Preferred Stock and any Parity Stock; and (iii) the Corporation is not in default on any of its obligations to redeem any Series 2 Nonvoting Preferred Stock or Parity Stock.

     SECTION 3. Redemption at the Option of a Holder.

     (a) The holders of shares of Series 2 Nonvoting Preferred Stock shall have the right, at the sole option and election of all such holders, at any time after December 31, 1997, to require the Corporation to redeem all (but not less than all) of the outstanding shares of Series 2 Nonvoting Preferred Stock owned of record by all holders, to the extent that such redemption shall be permitted under applicable law.

     (b) In order to exercise such right, the holders of shares of Series 2 Nonvoting Preferred Stock, acting together, must provide notice of such exercise by first-class mail, postage prepaid, mailed to the Corporation at its principal place of business not less than 60 days prior to the date for redemption. Such notice shall state (i) the redemption date, (ii) the number of shares

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of Series 2 Nonvoting Preferred Stock held of record by all holders to be redeemed pursuant to this Section 3, and (iii) the number of the certificate or certificates representing such shares.

     (c) Upon the surrender in accordance with such notice of the certificates for the shares of this Series so to be redeemed (properly endorsed or assigned for transfer, if the Board of Directors of the Corporation shall so require), such shares shall be redeemed by the Corporation and the Corporation shall pay to the holders thereof in cash a redemption price (the "Redemption Price") equal to (i) Cdn. $950 per share plus (ii) an amount equal to all dividends accrued and unpaid thereon to the date fixed for redemption (whether or not such dividends shall have been declared or earned and whether or not the Corporation shall have at such redemption date, or shall have had, assets legally available for the payment of such dividends), whereupon all rights of the holder of the shares, as such, shall cease and terminate and such shares shall not thereafter be deemed to be outstanding. No interest or sum of money in lieu of interest shall be payable in respect of such Redemption Price.

     SECTION 4. Liquidation Rights.

     (a) In the event of the liquidation, dissolution, or winding up of the business of the Corporation, whether voluntary or involuntary, the holders of shares of Series 2 Nonvoting Preferred Stock then outstanding, after payment or provision for payment of the debts and other liabilities of the Corporation and the payment or provision for payment of any distribution on any shares of the Corporation having a preference and a priority over the shares of Series 2 Nonvoting Preferred Stock on liquidation, and before any distribution to the holders of Junior Stock, shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders an amount per share of Series 2 Nonvoting Preferred Stock in cash equal to the sum of (i) Cdn. $1,000 (the "Stated Liquidation Amount") plus (ii) all accrued and unpaid dividends thereon. In the event the assets of the Corporation available for distribution to the holders of the shares of Series 2 Nonvoting Preferred Stock upon any dissolution, liquidation or winding up of the Corporation shall be insufficient to permit payment of the full preferential amounts payable to the holders of outstanding shares of Series 2 Nonvoting Preferred Stock and of Parity Stock, the holders of shares of Series 2 Nonvoting Preferred Stock and of Parity Stock shall share ratably in such distribution of assets in proportion to the amount which would be payable on such distribution if the amounts to which the holders of outstanding shares of Series 2 Nonvoting Preferred Stock and the holders of outstanding shares of such Parity Stock were paid in full. Except as provided in this Section 4, the holders of Series 2 Nonvoting Preferred Stock shall not be entitled to any distribution in the event of liquidation, dissolution or winding up of the affairs of the Corporation.

     (b) For the purposes of this Section 4, none of the following shall be deemed to be a voluntary or involuntary liquidation, dissolution or winding up of the Corporation:

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          (i)    the sale, lease, transfer or exchange of all or substantially all of the assets of the Corporation; or

          (ii) the consolidation or merger of the Corporation with one or more other corporations (whether or not the Corporation is the corporation surviving such consolidation or merger).

     SECTION 5. No Preemptive Rights. The holders of shares of Series 2 Nonvoting Preferred Stock shall have no preemptive rights, including preemptive rights with respect to any shares of capital stock or other securities of the Corporation convertible into or carrying rights or options to purchase any such shares.

     SECTION 6. Voting Rights.

     (a) The holders of shares of Series 2 Nonvoting Preferred Stock shall have no voting rights except as otherwise set forth herein or as otherwise provided by law or elsewhere in the Restated Certificate of Incorporation of the Corporation, as amended.

     (b) For as long as any shares of Series 2 Nonvoting Preferred Stock (collectively with the Series 1 Nonvoting Preferred Stock, the "Nonvoting Preferred Stock") remain outstanding, the affirmative vote or consent of the holders of at least 66 2/3% of the shares thereof actually voting (voting separately as a class together with the holders of the Series 1 Nonvoting Preferred Stock) in person or by proxy at any annual meeting or special meeting of the shareholders called for such purpose, or by written consent, shall be necessary to (i) amend, alter or repeal any of the provisions of the Restated Certificate of Incorporation of the Corporation, as amended, which would adversely affect the powers, preferences or rights of the holders of the shares of Nonvoting Preferred Stock then outstanding or reduce the minimum time required for any notice to which holders of shares of Nonvoting Preferred Stock then outstanding may be entitled; provided, however, that any such amendment, alteration or repeal that would authorize, create or increase the authorized amount of any additional shares of Junior Stock or of Parity Stock (whether or not already authorized) shall not be deemed to affect adversely such powers, preferences or rights and shall not be subject to approval by the holders of shares of Nonvoting Preferred Stock; and provided further that clause (i) shall not be applicable to the amendment, alteration or repeal of any provisions of the Restated Certificate of Incorporation of the Corporation, as amended, prior to the issuance of any shares of Nonvoting Preferred Stock; (ii) authorize or create, or increase the authorized amount of, any Senior Stock, or any security convertible into Senior Stock; or (iii) merge or consolidate with or into any other corporation, unless each holder of the shares of Nonvoting Preferred Stock immediately preceding such merger or consolidation shall have the right either (A) to receive or continue to hold in the resulting corporation the same number of shares, with substantially the same rights and preferences, as corresponds to such holder's shares of Nonvoting Preferred Stock so held or (B)

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exchange into shares of Class A Common Stock and Series C Convertible Preferred
Stock (as herein defined) pursuant to the terms of the Exchange Agreement.

     There is no limitation on the issuance by the Corporation of Junior Stock or Parity Stock.

     Notwithstanding the provisions set forth in the first paragraph of this
Section 6 (b), however, no such approval described therein of the holders of the shares of Series 2 Nonvoting Preferred Stock shall be required if, at or prior to the time when such amendment, alteration, or repeal is to take effect or when such consolidation or merger is to take effect, as the case may be, provision is made for the redemption of all shares of Series 2 Nonvoting Preferred Stock at the time outstanding.

     SECTION 7. Definitions. As used in this Certificate of Designations:

     (a) The term "Adjusted Market Price" means the greater of (i) the amount per share determined by multiplying 1.05 by the Market Price (as herein defined) and (ii) U.S. $9.00 per share.

     (b) The term "business day" means any day other than a Saturday, Sunday, or a day on which banking institutions in the State of New York are authorized or obligated by law or executive order to close or are closed because of a banking moratorium or otherwise.

     (c) The term "Canadian Dollar Balance" means an amount equal to Cdn. $149,658,000.

     (d) The term "Class A Common Stock" means the Class A Common Stock, par value U.S. $.01 per share, of the Corporation.

     (e) The term "Class B Common Stock" means the Class B Common Stock, par value U.S. $.01 per share, of the Corporation.

     (f) The term "Common Stock" means the Class A Common Stock and the Class B Common Stock, neither of which has any preference in respect of dividends or of amounts payable in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation and neither of which is subject to redemption by the Corporation.

     (g) The term "Determination Date" means the date that is five (5) business days prior to the mailing by the Corporation of the definitive version of the proxy solicitation materials to all stockholders of record of the Corporation with respect to the stockholders meeting as provided for in and pursuant to the Exchange Agreement.

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     (h) The term "Exchange Agreement" means the Exchange Agreement dated as of
April 18, 1997 among Hollinger Inc., a corporation continued under the laws of Canada, UniMedia Holding Company, a company formed under the laws of Nova Scotia, and the Corporation.

     (i) The term "First Tranche Amount" means the Canadian dollar equivalent of U.S. $90,000,000 using the Noon Buying Rate (as herein defined).

     (j) The term "First Tranche Dividends" means the amount of dividends accrued during a Payment Period at the rate of 9.50% per annum of the Stated Liquidation Amount multiplied by the number of First Tranche Shares (as herein defined). Dividends (or amounts equal to accrued and unpaid dividends) payable on First Tranche Shares will be computed on the basis of a 360-day year of twelve 30-day months and the actual number of days elapsed in any Payment Period.

     (k) The term "First Tranche Shares" means the number of shares of Series 2 Nonvoting Preferred Stock determined by (A) dividing the First Tranche Amount by the Canadian Dollar Balance and then by (B) multiplying the resulting fractional amount (rounded to the fourth decimal place) by 149,658.

     (l) The term "Market Price" means the weighted average market price per share of Class A Common Stock on the New York Stock Exchange (taking into account the actual sale prices and the respective number of shares of Class A Common Stock so sold in each sale transaction on the New York Stock Exchange) for the ten (10) trading days period ending on the Determination Date as reported by Bloomberg or other authority satisfactory to the Corporation, as determined pursuant to and in accordance with the Exchange Agreement; provided, however, that the Market Price shall not be an amount less than U.S. $9.00 per share.

     (m) The term "Payment Period" means the period beginning on a Dividend Payment Date and ending with the last day immediately preceding the next succeeding Dividend Payment Date. The initial Payment Period will begin on the Issue Date and end with the last day immediately preceding the initial Dividend Payment Date.

     (n) The term "Second Tranche Amount" means the amount determined by subtracting the First Tranche Amount from the Canadian Dollar Balance.

     (o) The term "Second Tranche Dividends" means the amount of dividend or other distribution that would have been paid on or with respect to that number of shares of Class A Common Stock (had such shares been issued on the Issue
Date) determined by dividing (x) the U.S. Dollar Equivalent (as herein defined) of the Second Tranche Amount (if any) by (y) the Adjusted Market Price of Class A Common Stock on the Determination Date during a Payment Period and on or prior to the earlier of (i) the redemption date for the redemption of all (but not

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less than all) of the shares of Series 2 Nonvoting Preferred Stock or (ii) the date of the Mandatory Exchange.

     (p) The term "Second Tranche Shares" means the number of shares (if any) of Series 2 Nonvoting Preferred Stock determined by subtracting the number of First Tranche Shares from 149,658.

     (q) The term "Series A Preferred Stock" means the Series A Redeemable Convertible Preferred Stock, par value U.S. $.01 per share, of the Corporation.

     (r) The term "Series B Convertible Preferred Stock" means the Series B Convertible Preferred Stock, par value U.S. $.01 per share, of the Corporation, represented by PRIDES originally issued by the Corporation on August 7, 1996.

     (s) The term "Series C Convertible Preferred Stock" means the Series C Convertible Preferred Stock, par value U.S. $.01 per share, of the Corporation.

     (t) The term "Series 1 Nonvoting Preferred Stock" means the Series 1 Nonvoting Preferred Stock, par value U.S. $.01 per share, of the Corporation.

     (u) The term "U.S. Dollar Equivalent" means the inverse of the noon buying rate ("Noon Buying Rate") in the City of New York for cable transfers in United States dollars as certified for customs purposes by the Federal Reserve Bank of New York.

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     IN WITNESS WHEREOF, Hollinger International Inc. has caused this
Certificate of Designations of Series 2 Nonvoting Preferred Stock to be signed and attested this 18th day of April 1997.

ATTEST:                                 HOLLINGER INTERNATIONAL INC.

By: /s/ LINDA LOYE                       By: /s/ KENNETH L. SEROTA
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    Linda Loye,                              Kenneth L. Serota,
    Assistant Secretary                      Vice President - Law & Finance
                                             and Secretary